Exhibit 99.1

Occupational Health + Rehabilitation Inc Reports Net Loss of $242,000 in Third Quarter 2003

    HINGHAM, Mass.--(BUSINESS WIRE)--Nov. 18, 2003--Occupational
Health + Rehabilitation Inc ("OH+R") (OTCBB:OHRI) reported financial results for the third quarter ended September 30, 2003.

    Quarter Highlights:

    --  9% decrease in revenue to $13,430,000 from $14,770,000 in
        2002.

    -- 14% decrease in center operating profits to $1,693,000 from $1,978,000 in 2002.

    --  Income from operations of $31,000 versus $540,000 in 2002.

    -- Net loss of $242,000 in 2003 versus a net profit of $100,000 in 2002.

    --  EBITDA of $221,000 in 2003 compared to $536,000 in 2002.

    Year-to-Date Highlights:

    --  7% decrease in revenue to $40,052,000 from $42,859,000 in
        2002.

    -- 3% decrease in center operating profits to $5,328,000 from $5,508,000 in 2002.

    -- 42% decrease in income from operations to $608,000 from $1,049,000 in 2002.

    -- Net loss of $274,000 in 2003 versus a net profit of $190,000 in 2002.

    --  EBITDA of $1,050,000 in 2003 compared to $1,382,000 in 2002.

    John C. Garbarino, OH+R's President and Chief Executive Officer, said "The disappointing third quarter results were determined by an extremely weak July when revenue per day fell to its lowest level of the year. Revenue per day rebounded in the subsequent two months with September at record levels on a same center basis. Our business is strongly influenced by the level of economic activity and we are hopeful that the September results are confirmation that the recent generally upbeat economic data are beginning to exert a positive influence on our operations.
    "Although total revenue was down 9% in the quarter, same center revenue increased 3%, primarily due to growth in revenue per visit as a result of price increases. The lower overall revenues were attributable to the elimination of low margin centers in Connecticut early in the year and the cessation of urgent care services, another low margin business, in Tennessee at the end of March. Same center volume of new work-related injuries and prevention/regulatory services for the quarter were 2% and 4%, respectively, below those in the prior year.
    "Aggressively seeking to gain market share, adherence to our clinical model, and tight control on expenses continue to be the major focus of attention. In late September, we eliminated $1 million in costs on an annual basis through implementation of organizational realignments within the senior management group, elimination of operational positions, and certain procedural changes in our centers. The benefit of these actions will begin to be felt in the fourth quarter.
    "We expect to sign within the next few weeks a new three-year agreement with CapitalSource Finance LLC, a wholly-owned subsidiary of CapitalSource Inc. (NYSE: CSE), an asset-based lender which purchased our loan from DVI Business Credit Corporation a few days before DVI filed for bankruptcy protection."
    OH+R is a leading occupational healthcare provider specializing in the prevention, treatment and management of work-related injuries and illnesses, as well as regulatory compliance services. The company currently operates 36 occupational health centers, and also delivers workplace health services at employer locations throughout the United States. OH+R's mission is to reduce the cost of work-related injuries/illnesses and other healthcare costs for employers while improving the health status of employees through high quality care and extraordinary service. OH+R is expanding its network of service delivery sites, principally through joint ventures and management agreements with hospitals and development of its workplace health programs.
    Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions; pricing issues; the impact of competition; and other factors discussed in OH+R's filings with the Securities and Exchange Commission.




               OCCUPATIONAL HEALTH + REHABILITATION INC
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                       Statements of Operations

                                  Three Months Ended Nine Months Ended
                                     September 30       September 30
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------
Revenue                            $13,430  $14,770  $40,052  $42,859
                                   -------- -------- -------- --------
Center operating profit             $1,693   $1,978   $5,328   $5,508
                                   -------- -------- -------- --------
Operating margin                      12.6%    13.4%    13.3%    12.9%
                                   -------- -------- -------- --------
Income from operations                 $31     $540     $608   $1,049
                                   -------- -------- -------- --------
Net (loss) income                    $(242)    $100    $(274)    $190
                                   -------- -------- -------- --------
EBITDA                                $221     $536   $1,050   $1,382
                                   -------- -------- -------- --------
Net loss available to
     common shareholders             $(242)    $(70)   $(420)   $(320)
                                   -------- -------- -------- --------
Net loss per common share
          -basic and diluted        $(0.08)  $(0.05)  $(0.16)  $(0.22)
                                   -------- -------- -------- --------
Weighted average common
      shares outstanding
          -basic and diluted         3,088    1,480    2,605    1,480
                                   -------- -------- -------- --------


                            Balance Sheets
                                                     Sept. 30 Dec. 31,
                                                       2003     2002
                                                     -------- --------
Assets:
        Cash                                          $2,054   $1,674
        Accounts receivable, net                       9,291    9,736
        Other current assets                           1,272    1,553
        Non-current assets                            12,052   11,434
                                                     -------- --------
                                                     $24,669  $24,397
                                                     ======== ========
Liabilities and Stockholders'
 Equity:
        Current liabilities                          $15,413   $8,914
        Long-term debt                                 1,308      942
        Other long-term
         liabilities                                     762    1,040
        Deferred credit                                    -      530
        Minority interests                             1,415    1,422
        Redeemable preferred stock                         -   10,653
        Stockholders' equity                           5,771      896
                                                     -------- --------
                                                     $24,669  $24,397
                                                     ======== ========

    CONTACT: Occupational Health + Rehabilitation Inc
             John C. Garbarino
             President and Chief Executive Officer
             or
             Keith G. Frey
             Chief Financial Officer
             781-741-5175